Exhibit 10.01

DATED: 3 November 2009

(1) LIPOXEN PLC

- and -

(2) MICHAEL SCOTT MAGUIRE

SERVICE AGREEMENT

THIS AGREEMENT is made the 3rd day of Nov 2009

BETWEEN:

(1)	LIPOXEN PLC a company registered under the laws of England whose registered office is at London Bioscience Innovation Centre, 2 Royal College Street, London, NW1 2NH (“the Company”)

(2)	MICHAEL SCOTT MAGUIRE [***]

IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall, except where the context requires otherwise, have the following meanings:

“Admission Date” means the date of the Listing;

“AIM” means the Alternative Investment Market of London Stock Exchange plc (or a successor thereof);

“Associated Company” means in relation to the Company, another company which is a subsidiary or subsidiary undertaking of, or a holding company or parent undertaking of, or another subsidiary or subsidiary undertaking of a holding company or parent undertaking of, the Company. “subsidiary” “subsidiary undertaking” “holding company” and “parent undertaking” means the meanings respectively ascribed thereto by sections 736 and 7i6A of the Companies Act 1985 (as amended);

“Board” means the Board of Directors from time to time of the Company and any duly appointed committee of the Board;

“Business” means the carrying on of the business of biotechnology research, development and marketing of polysialylation drug delivery products and any and all other business or management services in which the Company or any Associated Company shall be engaged, concerned or interested from time to time and ip which the Executive was involved or had contact and dealings during the course of this Agreement;

“Business Day” means any day other than a Saturday or Sunday when banks are ordinarily open for business in the United Kingdom;

“Confidential Business Information” means any information of a confidential or secret nature (including without limitation customer accounts, global and regional operations, investment strategies and projects, trade secrets, inventions, designs, formulae, financial information, technical information, marketing information, and lists of customers) whether or not recorded in documentary form or on computer disc or tape;

“Customer” means any person, firm, company or other organisation whatsoever to whom the Company or any Associated Company has supplied Business;

“employment” means the Executive’s employment under this Agreement or, as the context requires, its duration;

“ERA 1996” means Employment Rights Act 1996;

“External Advisor” means any consultant or other advisor engaged by the Company to assist in the identification and negotiation of Fundraising but which for the avoidance of doubt shall not include the Company’s solicitors and auditors from time to time;

“Group” means the Company and each Associated Company (if any);

“Incapacity” means any illness, accident or other like cause which prevents the Executive from performing his duties hereunder;

“Intellectual Property” means, without limitation, copyright material, inventions, designs (whether registrable or not), processes, products, formulae, notations, improvements, know-how, goodwill, reputation, moulds, get-up, logos, devices, plans, models, literary material, computer codes, studies, data, charts, specifications, computer firmware and software, any work consisting of a computer programme or work generated by a computer, pre-contractual and contractual documents and all drafts of the above works and materials and materials and working papers relating to such works and materials;

“Intellectual Property Rights” means patents, registered and unregistered design rights, trademarks, service marks, trade names, goodwill, copyrights, moral rights, database rights and all other intellectual property rights (in each case in any part of the world and whether or not registered or registrable and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof;

“Listing” means the admission to trading of the entire issued share capital of the Company on AIM;

“Production” means (and consonant expressions) used in relation to Relevant Intellectual Property includes the invention, creation, conception, improvement, discovery, design. research, development and manufacture thereof,

“the Regulations” means Working Time Regulations 1998:

“Relevant Intellectual Property” means all Intellectual Property produced invented, created, conceived or discovered by the Executive either alone or with any other person at any time now or hereafter during the continuance in force of this Agreement (whether or not in the course of his employment) which is Intellectual Property of the kind produced at any such time by the Company or any Associated Company, or relates directly or indirectly to the Business or which may in the reasonable opinion of the Company be capable of being used or adapted for use therein or in connection therewith;

“Restricted Territory” means any area or country in which the Company or Associated Company shall carry on Business;

“Termination Date” means the date on which this Agreement ends.

1.2	References in this Agreement and in any schedules to statutes shall include any statute modifying, re-enacting, extending or made pursuant to the same or which is modified, reenacted, or extended by the same.

1.3	Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement.

1.4	Any reference to the Executive shall, if appropriate, include his personal representatives.

1.5	Any reference in this Agreement to a clause or sub-clause is to the relevant clause or sub-clause of this Agreement.

1.6	Any schedules to this Agreement form an integral part thereof and any reference to this Agreement includes a reference to such schedules.

1.7	Nothing in this Agreement shall prohibit the Executive from making a protected disclosure under the Public Interest Disclosure Act 1998.

2	STATUTORY PARTICULARS OF EMPLOYMENT

This Agreement contains the statutory particulars of employment required by section I of the ERA 1996. There are no collective agreements in force which directly affect the terms and conditions of the Executive’s employment.

3	APPOINTMENT

The Company appoints the Executive as Chief Executive Officer (or in such other capacity as the parties may agree) pursuant to Clause 6, subject to the completion of the acquisition of the entire issued share capital of Lipoxen Technologies Limited and Listing, such appointment will be deemed to take effect on the Admission Date.

4	PLACE OF WORK

The Executive shall perform his duties at the Company’s corporate HQ office in London or such other place as the Executive and the Company may agree, including at a location operated by an Associated Company (provided that such location is at a reasonable proximity to London). The Executive may be required to travel within and outside the United Kingdom for the purpose of carrying out his duties under this Agreement.

5	TERM

5.1	The Executive’s employment shall be deemed to commence on the Admission Date (“the Commencement Date”) and shall continue thereafter unless and until terminated by either party giving to the other not less than twelve months’ prior notice in writing.

5.2	The Executive’s continuous employment with the Company began on 19 March 2004.

6	POWERS, DUTIES AND WORKING HOURS

6.1	During the continuance of the Executive’s employment the Executive shall:

(a)	be flexible in his approach to work because of the nature of the Company’s business demands. The Executive shall carry out such duties and exercise such powers to manage and promote the interests of the Business of the Company or Group as may from time to time be vested, authorised, and delegated to him and at such place as determined by the Company in accordance with Clause 4;

(b)	take all responsibility for the overall commercial development of the Company including in the areas of licensing and strategic transactions. The Executive will also take responsibility of fundraising activities for the Company;

(c)	subject to clause 16 (including for the avoidance of doubt the Executive’s other business interests referred to in Schedule A to the extent they are permitted by clause 16) devote 35 hours per week, plus such additional time as is necessary for the proper performance of his duties as Chief Executive Officer, to carrying out his duties hereunder and give the full benefit of his knowledge and skill to the Company and any Associated Company;

(d)	carry out his duties in a proper, diligent, faithful and efficient manner and use his best endeavours to promote and maintain the interests and reputation of the Group;

(e)	report directly to the Board and comply with all reasonable directions given to him by the Board and, acting reasonably, keep the Board promptly and fully informed (in writing if requested) of the conduct of the Business or affairs of the Group and provide such explanations and information as the Board may require in connection with such Business or affairs;

(f)	at all times comply with all rules and regulations of the Company which are consistent with this Agreement;

(g)	refrain from making statements about the Group which he knows to be false or misleading;

(h)	work such hours as may be necessary or appropriate from time to time in order for the Executive properly and effectively to carry out his duties. Both parties agree that the Executive is regarded as a “managing executive” for the purposes of the Regulations. In any event, the Executive accepts that by signing this Agreement, he has agreed that regulation 4 (i) of the Regulations shall not apply. The Executive accepts that such opt-out will be for an indefinite period but may be terminated by the Executive giving three months’ written notice of termination of the opt-out to the Company at any time.

(i)	The Company may from time to time appoint any other person to act on the Executive’s behalf in the event that the Executive cannot perform his duties under this Agreement due to Incapacity.

7	REMUNERATION

7.1	The Executive shall be paid a basic salary at the rate of [***] per annum, effective 1 January 2009, (inclusive of any director’s fees payable as director of the Company or any Associated Company).

7.2	The Executive’s salary and compensation shall be reviewed from time to time by the Remuneration Committee (such that the Executive’s salary and remuneration package shall be adjusted so as to be competitive with remuneration packages for Chief Executive Officers of comparable companies in the pharmaceutical/biotechnology sector listed on AIM) without any obligation to increase. For the avoidance of doubt, remuneration shall not be reduced without the prior written consent of the Executive.

7.3	Subject to clause 7.4, such salary referred to in clause 7.1 (or as adjusted pursuant to review referred to in clause 7.2) shall accrue from day to day and will be paid each month in arrears on or about the last day of the month. The Executive will be provided with a payslip each month.

7.4	The Executive will, with effect from the Date of Admission, be granted an option over [***] of the enlarged issued share capital of the Company, which options shall be exercisable in accordance with the rules of the terms the deed attached at Schedule B under which they are granted. These terms will confirm that the Executive will bear all PAYE and Employee’s National Insurance Contributions arising from the exercise of those options and that he will keep the Company fully and effectively indemnified in respect of any such liability.

7.5	The Executive will be eligible to participate in the Company’s bonus and share option schemes, from time to time in force.

8	EXPENSES

8.1

The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment, telephone/mobile phone and other out-of-pocket expenses properly incurred by him in the proper performance of his duties subject to the prior approval of the Financial Controller and the production of monthly statements of such expenses including, where relevant, the appropriate VAT invoices and such other evidence as the Company may require. The Executive shall be repaid within 5 Business Days from the submission of his request for reimbursement of any expenses.

9	DEDUCTIONS

The Company reserves the right to deduct from the Executive’s salary, bonus or any payments due to the Executive on the termination of this Agreement or any other sums due to the Executive any sums which the Executive owes the Company including any overpayments or loans made to the Executive by the Company.

10	PENSION AND OTHER BENEFITS

10.1	Subject to (a) the provisions of section 638 of the Income and Corporation Taxes Act 1988 and (b) the payment by the Executive of a sum equal to four per cent of the Executive’s then current salary in each year of his employment into the same, the Company shall pay a sum equal to eight per cent of the Executive’s then current salary in each year of his employment (with a pro rata payment in respect of part of the year) to a personal pension scheme which has been established by the Company for his benefit or into such other personal pension scheme as the Executive may direct. There is no contracting out certificate in force in respect of the Executive’s employment

10.2	The payments referred to in clause 10.1 will be made monthly.

10.3	During the continuance of the Executive’s employment the Company shall effect insurance policies and shall pay all premiums due hereon in respect of the life of the Executive which shall be insured in the sum equivalent to four times the Executive’s salary from time to time, to enure for the benefit of the Executive’s estate and successors.

10.4	The Executive and the members of his household will be eligible for inclusion in the Company’s private medical scheme. If the Executive elects to join it the Company will pay the subscription for the Executive personally at the normal level selected for directors of the Company. The Executive may elect to have cover provided for members of his household. The Executive will be required to pay all additional subscriptions, which the Company will recover by monthly deductions from the Executive’s salary.

10.5	The Executive will be covered by the Company’s permanent health insurance scheme.

10.6

The Executive shall be entitled to be reimbursed for all reasonable expenses incurred in the preparation and filing of his annual tax return with the United States Internal Revenue Service, provided that any amount over £3,500 (plus VAT) per annum must first be approved in writing by the Company’s financial controller or chief financial officer from time to time. For the avoidance of doubt, nothing in this clause shall oblige the

Company to reimburse to the Executive any sum in respect of taxation actually paid or payable to the Unites States Internal Revenue Service or other taxation authority in the United States.

10.7	All of the benefits referred to in this clause 10 shall commence with effect from, and shall not be payable until, the earlier of a Listing, Business Sale or Private Round.

11	HOLIDAYS

11.1	The Company’s holiday year runs from 1st January to 31st December (“Holiday Year”). In addition to statutory holidays the Executive shall be entitled in every Holiday Year from the Commencement Date until the earlier of a Listing, Business Sale or Private Round to 25 working days’ paid holiday (which shall accrue pro rata). The Executive shall not be entitled to carry forward any unused part of his holiday to the next Holiday Year which holiday entitlement shall be paid in full.

11.2	For the Holiday Year during which the Executive’s employment commences or terminates the Executive’s holiday entitlement shall accrue on a pro rata basis proportional to the number of days worked during that Holiday Year. On the termination of the Executive’s employment, the Executive shall be entitled to pay in lieu of outstanding holiday.

11.3	Holiday pay shall be calculated in accordance with the Executive’s basic salary as specified in Clause 7.1 (or any subsequent amendment to that clause).

11.4	Regulations 15(1) to 15(4) (dates on which leave is taken) of the Regulations shall not apply to the Executive’s employment.

12	INCAPACITY

12.1	If the Executive is absent from work due to Incapacity he shall notify the Financial Controller as soon as possible about the nature of his illness and how long he is likely to be absent. If the Incapacity continues for seven or more consecutive days the Executive shall provide a medical practitioner’s statement on the eighth day and weekly thereafter. Immediately following the Executive’s return to work after a period of absence the Executive shall complete a self-certification form which shall be made available by the Company.

12.2	If the Executive is absent from work due to Incapacity duly notified and certified in accordance with Clause 12.1 the Company shall pay the Executive his full remuneration for up to an aggregate of 30 working days absence in any period of 12 months and thereafter such remuneration (if any) as the Board shall in its absolute discretion approve.

12.3

If the Incapacity shall be occasioned by a third party in respect of which damages are recoverable the Executive shall immediately notify the Board of that fact and of any settlement or judgment made in connection with it and shall give to the Board such particulars and all payments made to the

Executive by the Company by way of salary (including any bonus or commission) or sick pay shall to the extent that damages for loss of earnings are recoverable from that third party constitute loans from the Company to the Executive (notwithstanding that as an interim measure income tax and national insurance has been deducted from payments as if they were emoluments of employment) and shall be repaid to the Company when and to the extent that the Executive recovers damages for loss of earnings.

12.4	The remuneration paid under Clause 12.2 shall include any statutory sick pay payable and when this is exhausted shall be reduced by the amount of any state benefits (including state sickness benefit and invalidity benefit) and other benefits recoverable by the Executive (whether or not recovered).

12.5	The Company reserves the right to terminate the Executive’s employment if he is absent from work by reason of Incapacity for a total of 31 working days in an aggregate period of 12 months or becomes of unsound mind or become a patient under the Mental Health Act 1983.

13	CONFIDENTIAL INFORMATION

13.1	The Executive acknowledges that:

(a)	the Company and any Associated Company possesses a valuable body of Confidential Business Information;

(b)	the Company and any Associated Company will give the Executive access to Confidential Business Information in order that the Executive may carry out his duties;

(c)	either during the course of the Executive’s employment or on leaving the employment of the Company, if the Executive were to disclose any Confidential Business Information to an actual or potential competitor of the Company or any Associated Company or any third party, it would cause a serious competitive disadvantage and immeasurable financial and other damage to the Company or any Associated Company.

13.2	The Executive shall during the continuance of his employment and at all times thereafter keep with inviolable secrecy and shall not reveal, make use of, disclose or publish to any person other than the Board or persons nominated by them, or otherwise utilise other than for the proper performance of the Executive’s duties,

(a)	any Confidential Business Information of the Company or of any Associated Company; or

(b)	any Confidential Business Information of any third party (including suppliers, agents. distributors or Customers) which the Company is obliged to maintain as confidential of which the Executive may now know or have learned or which the Executive may hereafter know or learn while in the Company’s employment.

14	INTELLECTUAL PROPERTY

14.1	All Relevant Intellectual Property and all Intellectual Property Rights therein shall to the fullest extent permitted by law and statute belong to, vest in and be the absolute, sole and unencumbered property of the Company or an Associated Company immediately on its coming into existence and the Company or any Associated Company shall be entitled, free of charge, to the exclusive use thereof.

14.2	The Executive hereby:

(a)	acknowledges for the purposes of Section 39, Patents Act 1977 that because of the nature of his duties and the particular responsibilities arising from the nature of his duties he has and at all times during his employment will have a special obligation to further the interests of the Business (for the avoidance of doubt limited to the scope of his duties set out in clause 6) and undertakings of the Company and of any Associated Company;

(b)	undertakes to notify and disclose to the Company in writing all Relevant Intellectual Property forthwith upon the Production of the same and to keep secret and confidential (before or after termination of the Executive’s employment) such Relevant Intellectual Property, and promptly whenever requested by the Company and in any event upon the termination of his employment deliver up to the Company all correspondence and other documents, papers and records, and all copies thereof in his possession, custody and power relating to any Relevant Intellectual Property and the Executive shall sign a declaration of compliance with the terms of this Clause 15.2.2;

(c)	undertakes to hold upon trust for the benefit of the Company or any Associated Company any Relevant Intellectual Property and the Intellectual Property Rights therein to the extent the same may not be and until the same are vested absolutely in the Company or any Associated Company;

(d)	assigns by way of future assignment all copyright, design rights and other propriety rights (if any) in all Relevant Intellectual Property;

(e)	pursuant to Section 77 and the provisions of Chapter IV of Part 1 of the Copyright, Designs and Patents Act 1988, unconditionally and irrevocably waives his rights to be identified as the author of any of the Relevant Intellectual Property in which copyright subsists (“the Work”) including any moral rights to the Work and not to have the Work subjected to derogatory treatment; and this waiver is made expressly in favour of the Company and shall extend to licensees and successors in title to the copyright in the Work;

(f)	acknowledges that, save as provided by law, no further remuneration or compensation other than that provided for herein is or may become dice to him in respect of the performance of his obligations under this Clause 15;

(g)	undertakes at the expense of the Company to execute all such documents and give such assistance as may reasonably be necessary or desirable to vest in and register or obtain letters or patents in the name of the Company or any Associated Company and otherwise to protect and maintain the Relevant Intellectual Property and the Intellectual Property Rights therein; and

(h)	agrees that the Company may, on his behalf, do all such things to vest full right and title to any Relevant Intellectual Property in the Company or as it shall direct and, as regards any third party, the Executive agrees that any such document or act shall be conclusive and binding upon the third party.

14.3	The Executive agrees and understands that rights and obligations under this Clause 15 apply both during the Executive’s employment with the Company and after its termination for whatever reason and shall be binding upon the Executive’s representatives.

14.4	To the extent that by law any Relevant Intellectual Property or the Intellectual Property Rights therein do not, or are not permitted to, vest in or belong to the Company or any Associated Company the Executive agrees upon the same coming into existence promptly to offer to the Company or any Associated Company in writing a right of first refusal to acquire the same on arm’s length terms to be negotiated and agreed between the parties in good faith.

15	RESTRICTIONS DURING EMPLOYMENT

15.1	The Executive shall not during the continuance of his employment without the prior consent in writing of the Board either alone or jointly with or on behalf of others and whether directly or indirectly and whether as principal, partner, agent, shareholder, director, employee, investor or otherwise howsoever engage in, carry on or be interested or concerned in any business other than the Business of the Company or any Associated Company PROVIDED THAT nothing in this Clause 16 shall preclude the Executive from maintaining the Executive’s outside business interests and investments set out in Schedule A hereto PROVIDED ALWAYS that:

(a)	such business is not at any time in competition with the drug and vaccine delivery business of the Company or any Associated Company; and

(b)	such outside interests shall not unduly interfere with the due and proper performance of the Executive’s duties hereunder; and

(c)	to the extent the execution of the specific projects referred to in Schedule A (other than “Healthcare Capital Partners” and “Proprietary investments on a passive basis for non-competing entities”) has not completed by the date which is 12 months following a Listing, then the Executive may continue to pursue the execution of more than three projects only with the prior written consent of the Board which consent shall not be unreasonably withheld or delayed; and

(d)	the Executive will disclose forthwith to the Board any involvement or interest by the Executive in the field of biotechnology drug delivery (excluding for the avoidance of doubt medical device drug delivery), or any involvement in any activity which causes or may cause a conflict of interest between the Executive’s personal interests and the interests of the Company.

16	SHARE DEALINGS

The Executive shall comply where relevant with every rule of law, every regulation of the UK Listing Authority and/or London Stock Exchange plc and/or AIM or any other market on which the Executive deals and every regulation of the Company in force in relation to dealings in shares, debentures or other securities of the Company or any Associated Company and unpublished price sensitive information affecting the shares, debentures or other securities of any other company, provided always that in relation to overseas dealings the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

17	TERMINATION

17.1	If the Executive;

(a)	shall knowingly commit any act of dishonesty relating to the Company, or any Associated Company; or

(b)	commits any serious breach or repeats or continues (after warning) any breach of any of his obligations hereunder; or

(c)	is guilty of any conduct which in the reasonable opinion of the Company brings the Company or any Associated Company into disrepute; or

(d)	shall be prohibited or disqualified by law from holding the office which the Executive holds in the Company or any Associated Company or shall resign from any such office without the prior written consent of the Board; or

(e)	is declared bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986; or

(f)	is convicted of any arrestable criminal offence (other than an offence under road traffic, health and safety, trade descriptions or environmental legislation for which the Executive is not sentenced to any term of imprisonment whether immediate or suspended)

THEN the Company shall be entitled at its absolute discretion to terminate the Executive’s employment immediately without notice or payment in lieu of notice whereupon the Executive shall have no claim against the Company for damages or otherwise by reason only of such termination.

17.2	Upon the termination of the Executive’s employment for whatever reason the Executive agrees that:

(a)	during any period of notice, the Board may in its absolute discretion require the Executive to perform only such duties as it may allocate to him which are within the scope of his duties in Clause 6 or not to perform any of his duties or to exclude him from any premises of the Group (without providing any reason therefore) and that the Board may require the Executive to stay away from and have no contact with any employees, officers, customers, clients, agents, trade connections or suppliers of the Group provided always that the Executive’s entitlement to salary, Success Fees (if any) and all other sums payable to him pursuant to this Agreement shall continue to be paid and provided to the Executive until his employment is terminated; and

(b)	at the request of the Company, immediately resign from all directorships and other offices which he may hold in the Company or in any Associated Company (without claim for compensation only in respect of such resigned directorships or offices); and

(c)	at the request of the Company and if applicable, transfer without payment any nominee shares held by the Executive on behalf of the Company and/or any Associated Company to the Company and/or any Associated Company; and in the event of the Executive’s failure to do so within seven days of such request the Company may effect such transfers on the Executive’s behalf; and

(d)	at the request of the Company, immediately deliver to the Company all Relevant Intellectual Property, Confidential Business Information, documents (including copies), keys, credit cards and other property of the Company or any Associated Company in the Executive’s possession, save for any confidentiality agreements signed by the Executive which the Executive may retain for a period of 12 months from the Termination Date.

17.3	If notice under Clause 18.2(b) is not received by the Company within seven days of a request by the Company the Executive hereby irrevocably authorises the Company to appoint a person to execute any documents and to do everything necessary to effect such resignation on the Executive’s behalf.

17.4	The termination of the Executive’s employment for whatever reason shall not affect those provisions of this Agreement which are expressed to or are otherwise intended to have effect thereafter.

17.5

The Company may suspend the Executive for the purpose of investigating any misconduct alleged against the Executive, which if substantiated would give the Company a right to terminate this Agreement pursuant to Clause 18.1 and, during any such period the Executive shall not. Except with the prior consent in writing of the Board, attend at any premises of the Company or any Associated Company or contact any employee, customer or supplier of the Company or any Associated Company. The Company shall be under no obligation to provide any work for the Executive during such period and the Executive shall, at the request of the Company, immediately deliver to the Company all or any of its property.

17.6	Notwithstanding the termination of this Agreement for whatever reason, the Executive will continue to be entitled to all share options which have been granted to him or to which the Executive is or may become entitled notwithstanding any termination of his employment, subject to the terms of any Share Option Agreement(s) entered into or to be entered into between the Executive and the Company (or any Associated Company) pursuant to this Agreement, and the rules of the relevant share option scheme.

17.7	Upon the termination of the Executive’s employment, howsoever arising, the Executive shall have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share option or bonus scheme in which he may participate or have received grants or allocations out of before the Termination Date save as expressly provided otherwise in the relevant deed of grant. Any rights which he may have in relation to any share option or bonus shall be exclusively governed by the rules of the relevant scheme or deed of grant.

18	DIRECTORSHIPS

The removal of or failure to re-elect the Executive from or to the office of director of the Company and/or any Associated Company or if under the Articles of Association for the time being of the Company or of any Associated Company the Executive shall be obliged to retire by rotation or by a cessation other than stated under Clause 18.2(b) above shall not be deemed to be a termination by the Company of this Agreement and the terms hereunder shall continue to apply to his term of employment.

19	POST-TERMINATION OBLIGATIONS

19.1	The Executive undertakes to and covenants with the Company that:

(a)	the Executive shall not for a period of 6 months after termination of this Agreement directly or indirectly and in any capacity deal with or engage in business with or be in any way interested in or connected with any person, concern, undertaking, firm or body corporate which engages in or carries on any business within any part of the Restricted Territory in competition with the drug and vaccine delivery business as carried on at the date of termination by the Company or any Associated Company and where the Executive would be involved in such competing business in the Restricted Territory; and

(b)	the Executive shall not for a period of 6 months after the termination of this Agreement directly or indirectly and in any capacity in competition with the Company or any Associated Company:

(i)	solicit the custom of, deal with, or provide goods or services of a like description to any person firm or company who is or was at any time during the period of 12 months prior to the termination of this Agreement a Customer or client of the Company or any Associated Company (whether or not introduced by the Executive) and with whom the Executive had contact or dealings or other involvement on behalf of the Company or any Associated Company during such 12 month period;

(ii)	canvas, solicit or approach or cause to be canvassed, solicited or approached any person, firm or company who was negotiating with the Company or any Associated Company with a view to becoming a client, supplier or trade connection of the Company in connection with the drug and vaccine delivery business of the Company during the period of 12 months prior to termination of this Agreement and where the Executive was involved in such negotiations or had knowledge of the same during such 12 month period;

(iii)	solicit, interfere with or endeavour to entice away from the Company or any Associated Company any person who is or was employed in a senior capacity or as key personnel or in a sales capacity or director of the Company or any Associated Company (whether or not such person would commit a breach of the terms of his contract of employment by leaving the service of the company concerned) and with whom the Executive had contact or dealings with at any time during the period of 12 months prior to termination of this Agreement or knowingly employ, contract with or assist in or procure the employment or services by any other person, firm or company of any such person; and

(c)	the Executive shall not at any time before or after termination of this Agreement interfere with the relations between the Company or any Associated Company and any of its trade connections or suppliers or entice away such trade connections or suppliers; and

(d)	the Executive shall not at anytime before or after the termination of this Agreement, induce or seek to induce by any means involving the disclosure or use of Confidential Business Information any customer or client, trade connection or supplier to cease dealing with the Company or any Associated Company or to restrict or vary the terms upon which it deals with the Company or any Associated Company; and

(e)	the Executive shall not without the prior authority of the Company remove from the Company’s premises copy the contents of any document, computer disc, tape or other tangible item which contains any Confidential Business Information or which belongs to the Company.

19.2	Each of the obligations on the Executive contained in Clause 20.1 constitutes a separate and independent restriction on the Executive notwithstanding that it may be contained in the same sub-clause, paragraph, sentence or phrase.

19.3	If the Company shall exercise its rights in accordance with Clause 18.2(a) the period restrictions under Clause 20.1 shall be reduced by any period of the Executive’s exclusion pursuant to Clause 18.2(a).

19.4	If any obligation set out in Clause 20.1 or any part thereof shall be held invalid or unenforceable or void but would not be if some part of it were deleted or modified or varied then such provision shall apply with such deletion, modification or variation as may be necessary to make it valid and effective.

19.5	The Executive agrees that the restrictions at Clause 20.1 are fair and reasonable to protect the legitimate business interests of the Group and agrees that he shall draw the provisions of this Clause 20 to the attention of any third party who may at any time before or after the termination of the Agreement offer to engage the Executive in any capacity and for whom or with whom the Executive intends to work during the period the covenants in this Clause 20 are in force.

20	GRIEVANCE AND DISCIPLINARY PROCEDURE

20.1	The Executive is referred to the disciplinary and appeals procedure normally operated by the Company from time to time which is available from the [Company Secretary].

20.2	There are no special disciplinary rules applicable to the Executive although regard will be had to any Company or Group Company’s procedures in place from time to time which will be made available by the Board but which for the avoidance of doubt shall not be incorporated into the Executive’s contract of employment by this reference.

20.3	The provisions of the Company’s disciplinary and appeals procedure are not contracted upon the Executive or the Company. They are intended merely as guidelines which may be helpful in particular circumstances.

20.4	The Company reserves the right to leave out all or any stages of the disciplinary and appeals procedure where it considers this appropriate.

20.5	The Company reserves the right to change any of the provisions of the disciplinary/appeals procedure (or substituted procedure) where it is considered appropriate.

20.6	If the Executive is dissatisfied with any disciplinary procedure relating to him he should apply in writing to the Board of Directors of the Company within five working days on the date on which he is notified of the disciplinary decision with which he disagrees.

20.7	If the Executive has a grievance relating to his employment he should, in the first instance, speak to one of the executive directors on the Board. If the grievance is not then resolved to his satisfaction, he should refer to the grievance procedure which is available from the [Company Secretary].

20.8	The Company may change any of the provisions of the grievance procedure or of a substituted procedure by amendment, additional deletion or by substitution of the new rules or procedures from time to time at its discretion.

20.9	The provisions of the grievance procedure are not contractually binding upon the Executive or on the Company. They are merely intended as guidelines which may be helpful in particular circumstances.

20.10	The Company reserves the right to suspend the Executive for the purposes of investigating any allegation of misconduct or breach of this Agreement. The period of such suspension shall not normally exceed one month and whilst suspended the Executive shall continue to be entitled to his salary and all other contractual benefits. During any period of suspension pursuant to this clause the Executive shall not, except with the prior written consent of the Chairman of the Board attend any premises of the Company or any Group Company, conduct any business on behalf of the Company or any Group Company or contact any employee or customer of the Company or any Group Company.

21	E-MAIL/INTERNET POLICY

21.1	The Executive shall not send any e-mails of a-defamatory, discriminatory or an abusive nature and shall be prohibited from knowingly accessing or downloading any pornographic or other offensive material and the Executive will indemnify the Company during and after his employment against all liability resulting from the Executive’s breach of this Clause 23.

21.2	The Company reserves the right to monitor all e-mail/Internet activity by the Executive and the Executive acknowledges that such a right falls within the exception set out in Article 8(2) of the European Convention on Human Rights.

21.3	A breach of this Clause is misconduct and may result in the termination of the Executive’s employment pursuant to Clause 18.1(a).

22	GENERAL

22.1

This Agreement supersedes all other agreements (with the exception of the side letter which details with the agreement reached in relation to the grant and subsequent exercise of the options set out in clause 7.6 above) whether written or oral between the Company or any Associated Company and the Executive relating to the employment of the Executive including entitlements to equity, share options, shares and bonuses and the Executive agrees that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

22.2	The Executive warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any contract with, or of any other obligation to, any third party binding upon the Executive and the Company warrants that prior to executing this Agreement all necessary consents and approvals were obtained and all statutory requirements complied with by it.

22.3	If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have the right in his absolute discretion to accept such offer save for any statutory rights the Executive may have, and whether or not the Executive accepts such an offer he shall have no claim against the Company in respect of the termination of his employment.

22.4	This Agreement may be amended only by written agreement between the parties.

22.5	If any provision of this Agreement shall be unenforceable for any reason but would be enforceable if part of it were deleted, then it shall apply with such deletions as may be necessary to make it enforceable.

23	NOTICES

23.1	Any notice or other communication given or made under this Agreement shall be in writing and delivered to the relevant party or sent by first class post to the address of that party specified in this Agreement or such other address in England as may be notified by that party from time to time for this purpose, and shall be effectual notwithstanding any change of address not so notified.

23.2	Unless the contrary shall be proved each such notice or communication shall be deemed to have been given or made, if by first class prepaid post, 48 hours after posting and, if by delivery, at the time of delivery.

24	CHANGES TO TERMS OF EMPLOYMENT

24.1	The Company reserves the right to make reasonable changes to any of the Executive’s terms and conditions of employment with the Executive’s prior written consent.

24.2	The Executive shall be notified in writing about any changes proposed under Clause 26.1.

25	TERMINATION OF OPTION AGREEMENT

The parties hereby acknowledge and confirm that, save for any accrued rights or claims as at the date hereof, the service agreement and option agreement between the Executive and the Company dated 14 April 2004 are hereby terminated with immediate effect.

26	GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts or English Employment Tribunals as regards any claim or dispute arising in respect of this Agreement.

27	EXECUTION

This Agreement may be executed in two or more counterparts and the counterparts shall together constitute one agreement provided that each party has executed one or more counterparts.

IN WITNESS WHEREOF this Agreement has been executed as a deed on the date set out above.

EXECUTED as a deed (but not delivered	)
until dated) by LIPOXEN PLC	)
)

acting by:	(Director)

(Director)

SIGNED as a deed (but not delivered until	)
dated) by	[***]
MICHAEL SCOTT MAGUIRE
in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

SCHEDULE A - EXECUTIVE BUSINESS INTERESTS

Healthcare Capital Partners

Project Cape-dialysis

Project Rainbow-diagnostic

Project Fluidity-interventional cardiovascular

Project Alpha-orthopedic implants

Project Nagor-cosmetic surgical applications

Project Crown-pharmaceutical distributor

Proprietary investments on a passive basis for non-competing entities

Renal Services Group (UK).

SCHEDULE B

[***]

November 2005

To:	The Directors of Greenchip Investments PLC (“Greenchip”)
22 Melton Street
London
NW1 2BW

Dear Sirs

Options over fully-paid ordinary shares in the capital of Greenchip

1.	In consideration of your agreement, subject to Admission (as defined in the Deed of Warranty and Undertaking dated [ ] 2005 and made between FDS Associates LP and Greenchip (“Deed of Warranty [***] grant an option to me over [***] immediately following Admission (“the option”), I hereby:

1.1	agree and undertake not to exercise the Option in whole or in part during the term of the Working Capital Report (as defined in the Deed of Warranty and Undertaking) without the prior written consent of a majority of the directors (other than myself) of Greenchip; and

1.2	agree and acknowledge that such consent shall be at the absolute discretion (acting reasonably) of a majority of the directors of Greenchip (other than myself) and may be provided only if they are satisfied, in their reasonable opinion and having taken an independent opinion from Greenchip’s auditors as to the impact on Greenchip and its subsidiaries’ working capital requirements were the Option to be exercised, that Greenchip and its subsidiaries’ working capital position for the 12 months following the proposed date of exercise will not be prejudiced thereby.

2.	You agree that the consent referred to in paragraph 1.1 above shall not be required to be obtained after 24 months following Admission.

3.	In addition, although the Option will be granted under the Rules of the Greenchip Investments PLC Unapproved Share Option Plan dated 18 July 2000 (“the Plan”), you agree that;

3.1	the price per ordinary share in Greenchip payable on the exercise of the Option shall be 1p;

3.2	subject to paragraphs 1 and 2 above, the Option will only be exercisable 12 months following Admission and thereafter;

3.3	rules 1.2 (from “or, subject” onwards) (continuity as employee), 3.4.4 (date of exercise), 3.4.5 (performance conditions), 4.4 (loss of office), 6 (exercise price), 7 (performance conditions on exercise), 8.6 (good leaving provisions) and 8.7 (other leaving provisions) of the Plan will not apply to me;

3.4	rule 8.2 (timing of exercise of options) will not apply to me but the provisos will still apply to me (other than rule 8.6); and

3.5	rule 14.1 will apply to me save that Greenchip will not require me to:

3.5.1	assume any employer’s national insurance liability arising on the exercise of the Option, (in whole or in part); or

3.5.2	make a joint election with it such that I am legally liable for all or part of the employer’s national insurance liability arising on the exercise of the Option (in whole or in part)

and for the avoidance of doubt, the interpretation of the definition of Option Tax Liability for the purposes of this deed only shall not include employer’s national insurance liability.

4	You agree that the associated Option Certificate and Notice of Exercise will reflect the provisions of paragraphs 1, 2 and 3 above.

Please confirm your acceptance of the terms of this letter by signing the attached copy and returning it to me.

Yours faithfully

SIGNED and delivered as a Deed by	)
MICHAEL SCOTT MAGUIRE	)
in the presence of:	)

Witness Signature:

Witness Name:

Address:

Occupation: